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Exhibit 10.10(k)

LEASE AMENDMENT "6"

        THIS AMENDMENT is attached to and hereby forms a part of that certain LEASE ("Lease") made the 1st day of December, 1994, by and between Green, Praver Et Al ("Landlord") and Anesta Corp., a Delaware Corporation.

        WHEREAS, Anesta Corp. has merged with and is now a wholly owned subsidiary of Cephalon, Inc. ("Tenant").

        WHEREAS, Tenant and Landlord desire to memorialize their understanding and to amend the Lease consistent therewith,

        NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and Landlord agree as follows:

        1.    LEASE TERM EXTENSION

        Tenant and Landlord agree to extend the term of Tenant's Lease of Suite 600 of Wiley Post Plaza consisting of 52,199 square feet for an additional period of three (3) years and three (3) months. The extended term will commence April 1, 2003 and will end June 30, 2006.

        2.    RENTAL RATES

        Beginning April 1, 2003, the annual base rent shall be increased for the first year of the extended term and each year thereafter, effective on each anniversary date by a percentage equal to the percentage increase in the United States Department of Labor Statistics New Consumer Price Index for all Urban Consumers (CPI-U, National Index, 1982-1984 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics, using as a base the index for the two months immediately preceding the commencement of the extended lease term compared to the index for the two months immediately preceding the anniversary date of the year for which the lease adjustment is being made. The foregoing notwithstanding, the annual base rent shall not be increased by more than three percent in any one year.

        3.    ADDITIONAL RENT

        Tenant shall pay, as additional rent for Suite #600, Tenant's proportionate share of "Basic Costs Increases" as defined in Section 2.3 of the Lease. "Tenant's Proportionate Share" shall mean 27.38 percent, which is determined by dividing the 52,199 square feet being rented by Tenant by 190,628 square feet, the total rentable space in the Project. The additional rent rate shall be adjusted annually or at such time as there is a significant change in the costs of any item of additional rent to be paid by Tenant as per Section 2.3 of the Lease.

        4.    VALID AGREEMENTS

        Tenant and Landlord acknowledge that the Lease (including Amendments 1 through 5) is a valid and enforceable agreement and that the Tenant holds no claims against Landlord or its agents which might serve as the basis of any set-off against accruing rent and other charges or any other remedy in law or in equity. Except as is herein specifically modified and amended or as is necessary to give meaning and effectuate the terms hereof, the Lease shall remain in full force and effect, it being understood and agreed that this Amendment, upon execution, becomes a part of the total Lease.

        5.    BROKERS

        Except as herein set out. Tenant represents, and warrants that there are no claims for brokerage commissions or finder's fees in connection with this Lease and agrees to indemnify Landlord against and hold it harmless from all liabilities arising from such claim, including any attorney's fees connected therewith. Landlord shall pay the brokerage fees and/or commissions payable in connection with this Lease to Asset Management Services. Inc., who represents Landlord, pursuant to the applicable listing and/or brokerage agreement between Landlord and said party.

        6.    AUTHORITY OF SIGNATORIES

        The persons executing this Lease Amendment "6" on behalf of Landlord and Tenant, each represent and warrant that he or she has the authority to execute this Agreement and to bind the respective party. By signing this document on behalf of Landlord, the, Property Manager (Gregory W. Strong) executing this Amendment on Landlord's does not, by signing this Amendment in that capacity, agree to assume any personal liability or to perform any of the obligations under this Amendment. Such Property Manager is, however, authorized to execute this Amendment on Landlord's behalf and has the authority to bind Landlord to perform the terms of this Amendment.

        IN WITNESS WHEREOF, the parties have duly executed this Amendment this 20th day of July, 2001.

LANDLORD: GREEN PRAVER ET AL	TENANT: CEPHALON, INC.
By:	/s/ GREGORY W. STRONG	By:	/s/ J. KEVIN BUCHI
Its:	Project Manager	Its:	SR. V.P. & CFO

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LEASE AMENDMENT "6"